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                                                                    Exhibit 10.9

                                                     Agreement Number:




                                   AGREEMENT

                                    between

                             Fiserv Solutions, Inc.
                                255 Fiserv Drive
                           Brookfield, WI 53045-5815

                                      and


                                 Westsound Bank
                               190 Pacific Avenue
                              Bremerton, WA 98337





                             Date: August 11, 2006





                                 [FISERVE LOGO]


                   @ Copyright 2000 by Fiserv Solutions, Inc.
                              All Rights Reserved

This document contains proprietary and confidential information of Fiserv Solutions, Inc. and may not be copied, published, disclosed or distributed without the express written consent of Fiserv Solutions, Inc. The material in this document, including terms, procedures, fees and other conditions, comprise an agreement to consider which will remain valid for ninety (90) days from July 26, 2006.

AGREEMENT dated as of August 11, 2006 ("Agreement") between FISERV SOLUTIONS, INC., a Wisconsin corporation ("Fiserv"), and Westsound Bank ("Client").

===============================================================================

     Fiserv and Client hereby agree as follows:

     1.   Term. ***

     2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services ("Services") and products ("Products") (collectively, "Fiserv Services") described in the attached Exhibits:

          Exhibit A - Account Processing Services
          Exhibit B - Item Processing services
          Exhibit C - EFT Services
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          The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.

          (b) Implementation Services. Fiserv will provide services (i) to convert Client's existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services. These activities are referred to as "Implementation Services". Client agrees to cooperate with Fiserv in connection with Fiserv's provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for all out-of-pocket expenses associated with Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services.

          (c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client's use as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv's property.

          3.  Fees for Fiserv Services. (a) General. Client agrees to pay
Fiserv:

          (i) Fees for Fiserv Services for the month as specified in the Exhibits;
          (ii) out-of-pocket charges for the month payable by Fiserv for the account of Client; and
          (iii) Taxes (as defined below) thereon (collectively, "Fees").

Fiserv shall timely reconcile Fees paid by Client for the Fiserv Services for the month and the fees and charges actually due Fiserv based on Client's actual use of Fiserv Services for such month. Fiserv shall either issue a credit to Client or provide Client with an invoice for any additional fees or other charges owed. Fiserv may change the amount of Fees billed to reflect appropriate changes in actual use of Fiserv Services. Fees may be increased from time to time as set forth in the Exhibits. Upon notification to and acceptance by Client, Fiserv may increase its fees in excess of amounts listed in the Exhibits in the event that Fiserv implements major system enhancements to comply with changes in law, government regulation, or industry practices.

          (b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client's behalf shall be billed to Client at cost plus the applicable Fiserv administrative fee as set forth in the Exhibits. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing


                                       2
Westsound Bank  August 11, 2006                                    [FISERV LOGO]



*** Confidential Treatment Requested
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transportation or transmission of information between Fiserv's service center(s), Client's site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank.

     (c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services ("Taxes"). In no event shall "Taxes" include taxes based upon Fiserv's net income.

     (d) Payment Terms. Estimated Fees are due and payable monthly upon receipt of invoice. Client shall pay Fiserv through the Automated Clearing House. In the event any amounts due remain unpaid beyond the 30th day after payment is due, Client shall pay a late charge of 1.5% per month. Client agrees that it shall neither make nor assert any right of deduction or set-off from Fees on invoices submitted by Fiserv for Fiserv Services.

     4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.

     (b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the "Fiserv System") to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv's service center(s). Fiserv will notify Client of any material change that affects Client's normal operating procedures, reporting, or service costs prior to implementation of such change.

     (c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment to facilitate Client's access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment as set forth in the Exhibits.

     (d) Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client's location(s), Fiserv's service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.

     5. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software; Client agrees to pay Fiserv's standard fee for recertification of the Fiserv System resulting therefrom.

     (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client's site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.

     (c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions or discrepancies. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted by Fiserv.

     (d) Client's Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and otherwise capable of passing and/or accepting data from and/or to the Fiserv System.

     6.  Ownership and Confidentiality.  (a) Definition.

     (i) Client Information. "Client Information" means: (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client's customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).

     (ii) Fiserv Information. "Fiserv Information" means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv's proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs

Westsound Bank August 11, 2006         3                  (FISERV LOGO)
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     embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).

     (iii) Information. "Information" means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party ("Recipient") (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

     (b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party ("Discloser"). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Fiserv specifically agrees that it will not use any non-public personal information about Client's customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser's written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.

     (c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient's business activities ("Residuals"), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.

     (d) Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.

     (e) Information Security. Fiserv has implemented and shall maintain appropriate measures designed to meet the objectives of the guidelines establishing information security standards as adopted by any federal regulatory agencies having jurisdiction over Client's affairs. These measures include appropriate disposal of consumer information as required, and taking appropriate actions to address incidents of unauthorized access to Client's sensitive customer information, including notification to Client as soon as possible of any such incident.

     (f) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.

     7. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client ("Client Files") may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client's business to the same extent as such records would be subject if maintained by client on its own premises. Client agrees that Fiserv is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv's possession relating to Client when formally requested to do so by an authorized regulatory or government agency.

     (b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:

     (i) Submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
     (ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
     (iii) retaining records of its accounts as required by regulatory authorities;
     (iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
     (v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.

     8. Warranties. (a) Fiserv Warranties. Fiserv represents and warrants that:

     (i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client's work accurately provided that Client supplies accurate data and information, and follows the procedures described in


Westsound Bank August 11, 2006         4                           [FISERV LOGO]
     all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply in all material respects with all applicable Federal regulations governing Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error within 7 days after Client's receipt of the work containing the error. Work reprocessed due to errors in data supplied by Client, on Client's behalf by a third party, or by Client's failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv's then current time and material rates; and (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United State patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.


THE WARRANTIES STATED HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.

     (b) Client Warranties. Client represents and warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has complied with all applicable regulatory requirements; and
(iii) it has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (iv) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (v) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (v) hereof shall not preclude Client's recovery of direct damages pursuant to the terms and subject of the limitations of this Agreement.

     9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT'S USE OF FISERV SERVICES, OR FISERV'S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV'S AGGREGATE LIABILITY FOR ANY AND ALL CAUSES OF ACTION RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE ****. FISERV'S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.

     (b) Lost Records. If Client's records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv's liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client's possession.

     10. Disaster Recovery. (a) General. Fiserv maintains a disaster recovery plan ("Disaster Recovery Plan") for each Service. A "Disaster" shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv's service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv shall move the processing of Client's standard services to a recovery location as expeditiously as possible and shall coordinate the cut-over to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services.

     (b) Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.

     (c) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan periodically. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client's request, test results will be made available to Client's management, regulators, auditors, and insurance underwriters.


Westsound Bank August 11, 2006                                     (FISERV LOGO)

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     (d) Client Plans. Fiserv agrees to release information necessary to allow
Client's development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.

     (e) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv's service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client's facilities and for securing business interruption insurance or other insurance necessary for Client's protection.

     11. Termination. (a) Material Breach. Except as provided elsewhere in this
Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.

     (b) Failure to Pay. In the event any invoice remains unpaid by Client 30 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client's access to and use of Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 15 days of the invoice date specifying the nature of the disagreement.

     (c) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.

     (d) Defaults. If Client:

     (i) defaults in the payment of any sum of money due and fails to remedy such breech as set forth in Section 11(b);
     (ii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations in
     Section 11(a); or
     (iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client's property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;

then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the "prime" rate (as published in The Wall Street Journal) in effect at the date of termination and "all payments remaining to be made" shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorney's fees, in taking any of the foregoing actions.

     (e) Convenience. Client may terminate this Agreement by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying Client's largest monthly invoice for each Fiserv Service received by Client during the term (or if no monthly invoice has been received, the sum of the estimated monthly billing for each Fiserv Service to be received hereunder) by 80% times the remaining months of the term, plus any unamortized conversion fees or third party costs existing on Fiserv's books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client's agreement to pay and Fiserv's agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination.

     (f) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a Fiserv standard format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i) Fiserv is paid in full for
(A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this Agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d) or (e) above; and (iv) Client has returned to Fiserv all Fiserv information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 30 days from the final use of Client Files for processing.

     (g) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client's premises.

     12. Dispute Resolution. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party's proprietary rights, any dispute or controversy


Westsound Bank August 11, 2006                 6                   [Fiserv Logo]
arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by 3 arbitrators, 1 chosen by each party, and the third chosen by those 2 arbitrators. The arbitrators will be selected from a panel of persons having experience with an knowledge of information technology and at least 1 of the arbitrators selected will be and attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.

     (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of Washington, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.

     (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Milwaukee, Wisconsin, the proceedings to resolve the second such dispute shall be held in Kitsap County, Washington, and the proceedings to resolve any subsequent disputes shall alternate between Milwaukee, Wisconsin and Kitsap County, Washington.

     13.  Insurance.  Fiserv carries the following types of insurance policies:

     (i) Commercial General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;

     (ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;

     (iii) All-risk property coverage including Extra Expense and Business Income coverage; and

     (iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer's Liability.

     14. Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv's provision of Services.

     15. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by Client, whether pursuant to change of control or otherwise, without Fiserv's prior written consent. Client agrees that Fiserv may subcontract any services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions.

     (b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.

     (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.

     (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Washington, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.

     (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.

     (f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified


                                       7
Westsound Bank  August 11, 2006                                    [FISERV LOGO]

Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or
(iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.

     (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.

     (h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.'s audited consolidated financial statements.

     (i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys' fees of bringing such arbitration, suit, or action.

     (j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

     (k) Exclusivity. Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term "Client" shall include Client affiliates. During the term of this Agreement, Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) without Fiserv's prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity's previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.

     (l) Recruitment of Employees. Client agrees not to hire Fiserv's employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with Fiserv's prior written consent.

     (m) Publicity. Client and Fiserv shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.

     (n) Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity, or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

================================================================================

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                             For Fiserv:

Westsound Bank                          Fiserv Solutions, Inc.


By: /s/ Mark Freeman                    By: /s/ Sam Langham
   --------------------------              --------------------------
Name:  Mark Freeman                     Name:  Sam Langham
Title: Senior Vice President,           Title: President, Western Region
       Chief Financial Officer


Date: 8/1/06                            Date: 8/1/06
     ------------------------                -------------------------

                                       8
Westsound Bank  August 11, 2006                                    [FISERV LOGO]

                     ACCOUNT PROCESSING SERVICES                     EXHIBIT A

Client agrees with Fiserv as follows:

     1. Services. Fiserv will provide Client the Account Processing Services ("Account Processing Services") specified in Exhibit A-1.

     2. Fees. Client shall pay Fiserv the fees and other charges for the Account Processing Services specified in Exhibit A-1. The fees listed in Exhibit A-2 are valid for the account processing services Client contracts for as of the date of the Agreement. If Client seeks additional services from Fiserv during the term of the Agreement, Fiserv's fees therefor will be quoted to Client upon request. Fiserv agrees to give at least 30 days notice to Client of any changes in the rules and procedures established for processing, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond the control of Fiserv, not permitting Fiserv to give such advance notice. Fiserv reserves the right to make such changes to the Exhibits without notice as may be necessary to cover any increases in Federal Reserve System costs and charges or in other costs and charges beyond Fiserv's control, including changes required by applicable law or regulatory activity. The fees listed in Exhibit A-2 may be changed annually effective each January 1 beginning in the year 2007 upon 30 days notice to Client. Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index for All Urban Households - Pacific Northwest, published by the United States Department of Labor, Bureau of Labor Statices ("CPI") for the 12-month period preceding each January 1 not to exceed 3% unless the CPI exceeds 6%. Any percent or fraction thereof above 6% will be added to the 3%. Fiserv will deliver to Client the notification of the fee change

     3. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Client's accounts, Fiserv shall, at its expense, promptly re-compute accounts affected by discrepancies solely caused by the Fiserv Systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or Client's other third party providers. Reconstruction of error conditions attributable to Client or to third parties acting on Client's behalf will be done at prevailing rates as set forth in Exhibit A-2.

     4. Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client Files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).

     5. Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A-3. Account Processing Services may be available additional hours, during which time Client may use Services at its option and subject to additional charges.

     6. Performance Standards. The Fiserv performance standards for the Account Processing Services ("Performance Standards") are set forth in Exhibit A-4. In no event shall Fiserv be liable to Client for damages of any nature arising solely from failure by Fiserv to meet Performance Standards.

     7. Protection of Data. (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client agrees to pay the charges indicated in Exhibit A-2. Copies of transaction files are maintained by Fiserv off premises in secured vaults.

     (b) Fiserv provides systems security utilizing commercially reasonable standards to protect Client Files from unauthorized access in compliance with applicable governmental regulations.

     (c) Upon Client providing access to Client Files through Client's customers' personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.

     8. Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.

     9. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges. Custom forms ordered through Fiserv will be subject to a 15% administrative fee for warehousing and inventory control. Forms ordered by Client and warehoused at Fiserv will be subject to the administrative fee set forth in Exhibit A-2.

     10. Regulatory Supervision. By entering into this Agreement, Fiserv agrees that regulatory agencies having authority over Client's operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

                                       9

Westsound Bank  August 11, 2006                                    [FISERV LOGO]

                                                                       EXHIBIT A
                          ACCOUNT PROCESSING SERVICES

================================================================================

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:                             For Fiserv:

Westsound Bank                          Fiserv Solutions, Inc.



By: /s/ Mark Freeman                    By: /s/ Sam Langham
    ------------------------------          -----------------------------
Name:  Mark Freeman                     Name:  Sam Langham
Title: Senior Vice President,           Title: President, Western Region
       Chief Financial Officer


Date:  8/1/06                           Date:  8/8/06
     -----------------------------           ----------------------------

Westsound Bank August 11, 2006                                     [FISERV LOGO]

                          ACCOUNT PROCESSING SERVICES
                                                                     EXHIBIT A-1

Client and Fiserv agree as follows:

1. Fiserv Responsibilities. Fiserv will provide Client with the following ITI Software Account Processing Services for the fees and charges out lined in Exhibit A-2:

     a. Base Services:

          -    Account Analysis
          -    ACH Processing - Item Entry System (IES)
          -    ATM Processing/Batch Interface
          -    Automatic Account Transfers
          -    Bulk File Processing
          -    Certificates of Deposits
          -    Commercial Loans
          -    Combined Statements
          -    Consumer Loans
          -    Standard Statement Formats
          -    Customer Information File (CIF)
          -    Demand Deposit Accounting
          -    Financial Management System (G/L)
          -    Host Disaster Recovery Back Up (FM clients not included)
          -    Investor Reporting, Standard Core
          -    Lines of Credit
          -    Loan Account Processing
          -    Loan Investor Reporting
          -    Mortgage Loans
          -    On-line NSF/OD Return Processing (EIM)
          -    Product Release Installation Management
          -    Savings Account Processing
          -    Sweep Accounting
          - Tape - (NCP Format) Fiserv Forms & Graphics or Deluxe Generation for Coupon Books (Weekly) - 1 included
          - Tape (TRW) Format Generation for Credit Bureau (Monthly) - 1 included
          -    Transaction Management System (TMS)

     b.   Interfaces:

          -    ATM Positive Balance File
          -    Premier Deposit Platform
          -    Premier Teller
          -    Fiserv Item Processing

     c.   Network Support Services:

          - Data Communication line between Fiserv's account processing center and Client's primary banking location.
          - Staffing and maintenance to undertake investigations, inquiries, and problem resolution associated with the Network Support Services software.
          - Applications support personnel will be available to assist and support Client's support services staff.
          -    Account Management Staff to call on Client.

     d.   Training:
          -    Refresher training available (at then current fees)

     e.   Help Desk Services:

          - Staffing and maintenance to undertake investigations, inquiries, and problem resolution associated with the Application Processing Services software.
          - Applications support personnel will be available to assist and support Client's support services staff.

                                       11

Westsound Bank  August 11, 2006                                    [FISERV LOGO]

                          ACCOUNT PROCESSING SERVICES
                                                                     EXHIBIT A-1

          -    Account Management Staff to call on Client.

2. Client Responsibilities. Client will be responsible for the following activities:

     a. Personnel:
          -    Project Manager
          -    Staff necessary to assist in Implementation Services

     b. Third Party Software:
          - Evaluation, selection, licensing, and procurement of maintenance for third party application software as mutually agreed by Fiserv and Client.
          - Obtain any necessary consents to utilize third party software licensed to Client as of the Effective Date, which consents shall be provided to Fiserv (the obtaining of such consents shall be a condition precedent to performance by Fiserv of its obligations).
          - Advising Fiserv of any connections, upgrades, or enhancements that become available from third party vendors so that they may be installed on a mutually agreeable schedule and in accordance with the third party vendor's recommended time schedule.
          - Providing Fiserv with a complete copy of all license and maintenance agreements related to third party software.


Westsound Bank August 11, 2006         12                          [FISERV LOGO]

                                                                       Exhibit B

                            Item Processing Services

     Client agrees with Fiserv as follows:

     1. Services. Fiserv will provide Client the Item Processing Services ("Item Processing Services") specified in Exhibit B-1 and, if applicable, Exhibit B-5.

     2. Due Diligence. All necessary information concerning Client's requirements for Item Processing Services shall be set forth in a business assumptions list (the "IP Business Assumptions List"), which Client shall complete prior to Fiserv rendering Item Processing Services hereunder. Client acknowledges that Fiserv has relied on the information contained in the IP Business Assumptions List in determining pricing and performance levels for the Item Processing Services. In the event of material change(s) in the actual volumes, types of items, and delivery times for work received from Client, as compared to the IP Business Assumptions List, Fiserv shall have the right to adjust its fees and/or performance standards accordingly upon 30 days' notice to Client. Any increase in fees resulting from this due diligence process shall not be subject to the CPI limitations as set forth in Section 3 below.

     3. Fees. Client shall pay Fiserv the fees and other charges for Item Processing Services as specified in Exhibit B-2 and, if applicable, Exhibit B-5. Fees listed in Exhibits B-2 and B-5 are valid for Item Processing Services and locations that Client contracts for as of the Effective Date. If Client wishes to obtain additional services and/or use additional locations from Fiserv during the term of the Agreement, Fiserv fees for available services will be quoted to Client upon request. Fiserv agrees to give at least 30 days' notice to Client of any changes in the rules and procedures established for processing items, unless such changes are caused by changes made by the Federal Reserve System or otherwise beyond Fiserv's control, not permitting Fiserv to give such advance notice. Fiserv reserves the right to make such changes to the Exhibits without notice as may be necessary to cover any increases in Federal Reserve System costs and charges or in other costs and charges beyond Fiserv's control, including changes required by applicable law or regulatory activity. The fees listed in Exhibit B-2 and B-5 may be changed annually effective each January 1 beginning in the year 2007 upon 30 days notice to Client. Each change shall be limited to the change in the U.S. Department of Labor, Consumer Price Index for All Urban Households -- Pacific Northwest, published by the United States Department of Labor, Bureau of Labor Statistics ("CPI") for the 12-month period preceding each January 1 not to exceed 3% unless the CPI exceeds 6%. Any percent or fraction thereof above 6% will be added to the 3%. Fiserv will deliver to Client the notification of the fee change.

     4. Performance Standards. Fiserv will perform the Item Processing Services in accordance with the performance standards specified in Exhibit B-3 and, if applicable, Exhibit B-5 (the "Performance Standards"), subject to Client meeting its performance obligations as set forth in Exhibits B-1, B-3, and B-5. Fiserv shall not be liable for any damages or losses to Client for errors occurring within the limits of the Performance Standards. For each month during the term of this Exhibit B, Fiserv will calculate and prepare a performance standard report within 45 days following the month to which such report relates. Client will have 15 days to review such report and provide written notice to Fiserv of any discrepancies relating to such report. If Client provides such notice and the discrepancies have been resolved between Fiserv and Client, or in the alternative if Client fails to give notice of any discrepancies within the required time frame, the report will be final.

     5. No Fiduciary Relationship. Fiserv shall perform such Item Processing Services for which Fiserv shall subscribe as agent of Client, and Fiserv shall not have by reason of this Agreement a fiduciary relationship with respect to Client.

     6. Lost, Destroyed, and Misplaced Items. Fiserv assumes no liability for any item lost, destroyed, or misplaced while in transit before the item physically arrives at the premises of Fiserv and is received by Fiserv. In the event any items are lost, destroyed, or misplaced, and such event is not due to gross negligence or intentional misconduct by Fiserv, Client shall be solely responsible for the costs and expenses incurred by Fiserv in reconstructing any such items and for any damages or other losses that may be incurred by Fiserv due to the collection of such items. In the event Fiserv loses, destroys, or misplaces deposited items as a result of gross negligence or intentional misconduct after acceptance of said deposit, Fiserv shall be liable only for reasonable reconstruction costs of the deposit. Reasonable reconstruction costs shall be only those costs that arise from reconstruction of a microfilmed deposit. Fiserv shall not be liable for reconstruction costs associated with a deposit for which Client cannot provide a microfilmed record of such item(s) contained in the deposit. In no event shall Fiserv be liable for the face value of any lost or missing item(s).

     7. Governmental Regulation. This Exhibit shall be governed by and is subject to: the applicable laws, regulations, rules, terms and conditions, as presently in effect or hereafter amended or adopted, of the United States of America, Federal Reserve Board, Federal Reserve Banks, Federal Housing Finance Board, and any other governmental agency or instrumentality having jurisdiction over the subject matter of this Exhibit. Client agrees to abide by such requirements and to execute and deliver such agreements, documents, or other

Westsound Bank                                                   [FISERV LOGO]

                                                                       Exhibit B

forms as may be necessary to comply with the provisions hereof, including, without limitation, agreements to establish Fiserv as Client's Agent for purposes of delivery of items processed hereunder from or to the Federal Reserve Banks. Any such agreements shall be made a part of this Agreement and are incorporated herein. A change or termination of such laws, regulations, rules, terms, conditions, and agreements shall constitute, respectively, a change or termination as to this Exhibit. Client data and records shall be subject to regulation and examination by government supervisory agencies to the same extent as if such information were on Client's premises.

     8. Client Responsibilities. Client shall submit all items to Fiserv and otherwise comply with all Client obligations in accordance with the requirements set forth in Exhibits B - 1 and B - 5. Client shall maintain adequate supporting materials (i.e. exact copies of items, records, and other data supplied to Fiserv) in connection with the provision of Item Processing Services. Client shall provide written notice of confirmation and/or verification of any instructions given by Client, its agents, employees, officers, or directors to Fiserv in connection with Fiserv's provision of Item Processing Services. Client shall be responsible for balancing its accounts each business day and notifying Fiserv, within 7 business days, or any errors or discrepancies. In the event Fiserv discovers an error or defect (Client understands that Fiserv shall be under no duty to discover any such error or defect), Fiserv is authorized, in its sole discretion, to correct any such error or defect and to make any adjustments in order to correct such error or defect.

     9. Definition of Item. An item is defined as all checks and other documents presented to Fiserv for processing, transactional entities generated by Client, such as teller cash tickets, general ledger entries, loan entries and all control documents such as batch tickets.

    10. Check 21 Items: When Fiserv prepares "Substitute Checks" (as that term is defined in the Check Clearing for the 21st Century Act, known as Check 21 and implemented through Regulation CC) to facilitate the deposit and collection of items as required by Client, Client understands and agrees that it is the Reconverting and Truncating Bank and is responsible for all warranties or indemnifications as defined in Check 21. Fiserv shall have no obligation to screen items for legal compliance. Client agrees that Fiserv shall not be liable for any damages or otherwise for any claims, obligations, or causes of action regarding any such Substitute Checks, including without limitation any liability arising out of Fiserv's keying errors on reject items, (collectively, "Substitute Check Claims"), and Client further agrees to defend, indemnify, and hold Fiserv harmless from and against all liability, damage and loss arising out of any Substitute Check Claims.

    11. Holdover. Upon any termination or expiration of this Exhibit B, Item Processing Services provided subsequent to the termination or expiration date will be charged at then-current fees being charged to Client, plus a holdover premium of 25%. In the event Client terminates this Exhibit B pursuant to
Section 11(e) of the Agreement, Client shall specify a final processing date. If this date is changed at Client's request less than 90 days prior to the final processing date, the holdover premium of 25% will be applied to the then-current fees being charged to Client for Item Processing Services pursuant to this Exhibit B, for all Item Processing Services provided after the originally-schedule final processing date.

================================================================================

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit B to the Agreement to be executed by their duly authorized representatives as of the date indicated below.


For Client:                             For Fiserv:
Westsound Bank                          Fiserv Solutions, Inc.


By: /s/ Mark Freeman                    By: /s/ Jeff Thares
   -------------------------------          ------------------------------
Name:   Mark Freeman                    Name:   Jeff Thares
Title:  EVP & CFO                       Title:  President, Western Region
                                                IP Operations

Date: 8-1-06                            Date:   7-21-06
     -----------------------------           -----------------------------







                                       2

Westsound Bank                                                     [FISERV LOGO]

                                                              Exhibit B-1

                      Item Processing Description of Services
                      ---------------------------------------

1. Proof: On each business day (excluding Saturdays, Sundays, and holidays), Client will deliver to the Fiserv center(s) providing Item Processing Services under this Exhibit (each, a "Fiserv Center"), checks and other items deposited to accounts with Client. Client will provide extra deliveries in support of proof operations for peak day processing. Peak day processing is defined as any day when Client's volume is expected to exceed the previous month's daily average volume by 20% (previous month's average determined by dividing the total volume the number of business days in the previous month).

    a. Client will contract with and pay for a courier, to pick up and deliver all work between Client and Fiserv. Both parties will mutually agree upon the times of pick-up and delivery. If Fiserv has not received the items from Client locations by the agreed upon delivery times, Fiserv may, in its sole discretion and without liability, delay the processing of such items until the next business day. Fiserv will contact Client's after-hours contact and apprise said contact of the situation. Client agrees to provide an after-hours contact and update that contact should there be any change in Client personnel.

    b. Client agrees to MICR encode documents to meet Fiserv requirements (ABA and Account Numbers and Trancodes)

    c. Client is responsible for microfilming or imaging all items submitted to Fiserv.

    d. Client agrees that all transactional entries, involving tellers' cash tickets, general ledger entries, or loan entries shall be in balance, and that Fiserv may return to Client, unprocessed, any transactional entries that are not in balance.

    e. Client agrees to segregate all over-the-counter items into batches not to exceed 3" in depth and to identify each such batch with an appropriate batch header, which batch header shall meet written requirements provided by Fiserv. Client further agrees to segregate all items by type (i.e., single deposit items will be batched separately from multiple deposit items), and to provide a total for each single batch.

    f. Client agrees to include a batch manifest for each bag of work submitted to Fiserv.

    g. From the items submitted to Fiserv, Fiserv shall retrieve such "on-us" information as may be necessary for the proper accounting of the items and shall transmit this information, through telephone lines or by such other means as Fiserv may, from time to time, deem appropriate to Client's data processor for data processing.

    h. Client authorizes Fiserv to create ledger holdover entries, deposit corrections, or such other entries to balance transactions, except for those transactions outlined in subsection 1.d. above, as may be necessary to the efficient processing of the items.

    i. After Fiserv has completed the process of retrieving and transmitting to Client's data processor the information necessary for data processing, all over-the-counter items not drawn against Client shall be forwarded for collection to such correspondent banks as Client may designate from time to time in writing to Fiserv.

    j. All items drawn against Client and those items internally generated shall be returned to Client or held by Fiserv in accordance with Client's written instructions.

2. Encoding: Fiserv will encode the dollar amount on all items needing encoding and presented to Fiserv as part of the Proof function described above. Fiserv may encode additional fields, such as account numbers, deposit ticket totals, or other items as specified by Client. Any such encoding will be according to terms agreed to by Fiserv. In no event will Fiserv be liable for losses to Client due to encoding errors if Client has not satisfied all of its obligations set forth in Section 1 above. Should Fiserv's encoding services fail to meet the performance standard for proof of deposit set forth in Exhibit B-3, and Client incurs a potential loss due to an encoding error, Client shall use its best efforts to collect the amount in question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to Fiserv.


3. Exception Item Processing: Fiserv will either reject or pay items listed on the appropriate report, in accordance with written instructions, by Client's authorized officer or employee. The name of Client's officer or employee giving such instruction shall be noted on the item or on such other record as Fiserv may establish, together with the nature of the instruction. If Client has not instructed Fiserv regarding the disposition of any exception item drawn against Client by the agreed upon time each day, then Fiserv shall return it through the presentment chain to the depository bank or institution. Instructions to Fiserv on disposition of items that are received after the agreed upon deadline or are changed can result in a late charge. Should Fiserv's exception item processing fail to meet the performance standard for exception item processing set forth in Exhibit
   B-3, and Client incurs a potential loss due to an error, Client shall use its best efforts to collect the amount in

Westsound Bank                          3                          [FISERV LOGO]

                                                                   Exhibit B - 1


question from its customer (including without limitation, commencing legal action against the customer, obtaining a judgment, and attempting collection efforts based on said judgment) prior to submitting a claim for damages to Fiserv.

4. Statement Services: All checks, drafts, and other orders for the payment of money drawn against accounts at Client that are to be stored by Fiserv, will be retained by Fiserv until the end of each Client's checking account cycle. The items will be sorted and filed or composed with the monthly statement, and mailed to the depositor. Client agrees to have statements printed according to predefined cycles and print classes. Statement enclosure counts will be accurately and clearly reported in the top fold of the statement. If required, Client agrees to expedite the return of any paid exception items to Fiserv in order to facilitate timely statement processing. Fiserv will apply proper postage, which will be pre-paid monthly (or as agreed upon by Client and Fiserv) on an estimated basis by Client. Automated Statements must contain bar coding compatible to the equipment being used. The bar coding must reflect the number of enclosures and page identification. The enclosure count must accurately reflect the number of expected items excluding stuffers. Bar coding must reflect if the statement is a "Special Pull" or a "Hold" statement. The checks to be rendered must have "stop document dividers" between accounts. Maximum number of items and statement stuffers (as defined by Fiserv Center) must not be exceeded. The envelopes must meet size criteria, defined by Fiserv and must be a "wet seal" not "self seal". Truncated accounts must be separated from accounts receiving checks.

5. Inclearings: Client authorizes Fiserv to receive its inclearing items daily from the Federal Reserve Bank. Fiserv will balance the inclearing items to their cash letters, capture the items on magnetic media or image scan and transmit the account information to Client's data processor. Fiserv will also pull out for further handling the appropriate items for exception handling or scrutinizing, and deliver the items to bulk file storage or to Client for further processing.

6. Courier Service: The parties hereto acknowledge that it will be necessary to make arrangements for the transport of items, records, and other data from Client to Fiserv and from the Federal Reserve or Correspondent bank to Fiserv. After Fiserv has provided the Item Processing Services, selected items, records, and data must be transported from Fiserv to Client and the Federal Reserve. The parties further acknowledge that the cost of such transportation shall be Client's sole responsibility.

     a. Client has the right to make provision for its own courier service to provide the needed transportation as set forth in subsection 1.a. above. Should Client not make provision for such courier service, or should Client request that Fiserv make arrangements for such courier service, then Fiserv, for Client benefit, shall make arrangements for such a courier service. Client must notify Fiserv to provide such courier service no less than 30 days prior to the date that Fiserv is to begin providing Item Processing Services.

     b. Client shall pay Fiserv for any and all charges, expenses, or costs incurred by Fiserv in contracting for said courier service.

     c. Client understands and agrees that Fiserv shall not have or assume any liability or responsibility for such items, records, or data until they reach Fiserv premises and that Fiserv shall have no further responsibility or liability for them after they leave Fiserv premises.

     d. The courier service shall at all times be deemed Client's independent contractor, and shall not, at any time or under any circumstances, be deemed Fiserv's agent or employee, regardless of whether said courier service, at any pertinent time herein, is affiliated with or employed by Fiserv.

     e. Fiserv will monitor and track deliveries for Client. Should a delivery be missing, Fiserv will notify Client through appropriate channels. Should there be a dispute as to the proper delivery of any records, Fiserv's records of delivery will be accepted as the undisputed record of delivery.

7. Conversion Services: Fiserv will provide conversion services based on the information provided by Client during the due diligence process. Following Client's initial conversion to Item Processing Services, any additional requests will be submitted to Fiserv at least 90 days prior to the required implementation date. An estimate for the additional conversion services will be provided. The implementation time for the conversion will be delayed if Client requires more than 3 days to approve or decline the conversion estimate. Client also acknowledges that Fiserv must approve any changes to the MICR line and/or Account Number structure for Client prior to proceeding with a conversion. Fiserv will make every reasonable attempt to convert new MICR line and/or Account Number structures. Client agrees to eliminate any non-standard MICR line and/or Account number structure as identified during the due diligence process from its daily capture service with 120 days after the initial conversion date. Client acknowledges that Fiserv may elect to charge a fee such as the Special Statements Fee listed in Exhibit B-2, for all non-standard items processed in the service. Client acknowledges that Fiserv may not be able to achieve the stated performance standards on accounts, transactions, or services involving non-standard


Westsound Bank                          4                          (FISERV LOGO)

                                                                   Exhibit B-1


     MICR lines and/or Account Number structures. In the event that the Account Number appearing on the statement does not equal the Account Number on the MICR line, Fiserv will not be responsible for any performance standards relating to statement preparation and rendition.

     Initial Client conversion is based on the IP Business Assumptions List obtained during the due diligence process. This work includes an inclearings, POD and bulk file sort pattern. In addition, it includes a single extraction program to support the transmission of a daily inclearings and POD file to a host site for processing. Sort specifications will be developed in support of statement rendition services. Standard reporting will be provided to Client to include a daily transaction report sorted in transaction and account order, recaps of transmissions and cash letters, and a daily cash report if required.

 8. Research Services: Fiserv will provide research and photocopy services upon request by Client or third party through legal process such as subpoena or search warrant. Client agrees to pay Fiserv for all such research work, regardless of whether it is requested by Client or a third party. Upon receipt of a request for subpoena work or other significant or voluminous research work, Fiserv will attempt to provide Client with an estimate of the time required and corresponding cost to complete the request prior to commencing the research services. Client must have selected an archival storage service with Fiserv in order to provide Research Services.

 9. Data Transmission: Client and Fiserv acknowledge and agree that if the Client has contracted with a data processor other than Fiserv to provide data processing services for Client, Fiserv shall have no responsibility for the timeliness or quality of the service provided by Client's data processor. Client's data processor shall deliver directly to Client all reports generated from the data transmitted by Fiserv. If a data processor other than Fiserv is used, then Fiserv shall have no responsibility for the timeliness of such delivery or for the adequacy or accuracy of the reports supplied by Client's data processor, except for errors caused by Fiserv failure to transmit information.

10. ImageStream Archive Services: Fiserv will provide image item archiving services to Client, as requested by Client. Items may be maintained in a migrated storage media technology. Services include:

     a.   Seven Year on-line storage of images.
     b.   Import and export of images through a Fiserv approved format.
     c. Viewing access of images through an approved Fiserv Viewer and/or approved API (Application Program Interface).
     d. Creation of a disk containing retrievable images of processed items in a format compatible with an approved Fiserv Viewer.

11.  Fraud Guard Services:

     a. Digital Signature Verification. All designated on-us items drawn against accounts at Client, which are to be captured by Fiserv, will be processed through the Digital Signature Verification Technology ("DSV") to provide Client with a scoring of the presented item signature as compared to the reference signatures. It is Client's responsibility to maintain correct reference signatures and account rules on DSV. Client acknowledges that Fiserv only provides a scoring service and does not accept any responsibility for forged or counterfeit items improperly paid through Client's use of DSV. Client is responsible for designating the items for return with the appropriate return reason each business day by 2:00 p.m. local time.

     b. Secure Seal Positive Pay. All designated DDA items drawn against accounts at Client, which are to be captured by Fiserv will be processed through the FraudGuard Positive Pay Plus and Secure Seal Technology to provide Client with a scoring and matching of the presented items as compared to the data that is decoded in the Secure Seal. The comparison process and the identification of exceptions will follow the account rules setup according to the Client's specifications. It is the Client's responsibility to maintain relationship with their customer to support the Secure Seal encoding, account rules on the technology and check stock. Client acknowledges that Fiserv only provides a scoring and matching service and does not accept any responsibilities for forged, altered or counterfeit items improperly paid by either Client or technology. Client is responsible for designating the items for return with the appropriate return reason each business day by 2:00 p.m. local time.


Westsound Bank                         5                          [Fiserv Logo]

                                                                     Exhibit B-1

12.  ImageStream Remote Capture Services:

     a. ImageStream Branch Capture Services: Fiserv will provide remote capture services to facilitate the capture of items from Client's image capture platform. Client agrees to purchase and configure equipment and software according to Fiserv's standards. Client is responsible for providing telecom services that connect to the Fiserv System as required by Fiserv. Client is also responsible for periodic scanning of items throughout the day to insure timely delivery of images to Fiserv for subsequent processing. Fiserv will also proof and balance any items/transactions captured through Fiserv's remote capture service. All items captured will be used by Fiserv to provide image services to Client. Client is responsible for having adequate equipment, telecom and plans to facilitate its contingency planning requirement for this service. Client is also responsible to ensure that items processed through the remote capture service meet the ANSI X9.37 standards for image quality. Client may be required to interrogate items for Fiserv to facilitate the processing of items for balancing of transactions, or such items will be placed in suspense for Client's investigation. Client's use of the Back Office Workstation Software and/or Teller Workstation Software listed on Exhibit B-2 (collectively, "Branch Capture Software") is subject to the additional terms and conditions set forth in Exhibit B-6.

     b. ImageStream Merchant Capture Services: Client elects to use Fiserv's Merchant Capture end-to-end solution ("Merchant Capture Solution"). Fiserv will provide a browser-based user interface and scanner (pursuant to Exhibit L) to Client for use by Client's corporate customer ("Customer"). This solution will be used by Customer to scan checks to be deposited at the Client. At the point of scan Fiserv agrees to perform an image quality assessment of the item. Items failing the quality assessment will not be included in the electronic deposit. A CAR/LAR read of the item will be performed at point of scan. Images of the check items will be converted into IRDs and processed with other POD work. Use of the Merchant Capture Solution is subject to the following additional terms:

          (i) Client shall ensure that Customer uses the Merchant Capture Solution only for Customer's own internal business use in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Customer shall agree not to make the Merchant Capture Solution available or allow use of it in a computer bureau service business, timesharing, or otherwise disclose or allow use of the Merchant Capture Solution by or for the benefit of any third party.
          (ii) Customer's access to and use of the Merchant Capture Solution shall be pursuant to a Customer agreement, sufficient to enable Client to comply with its obligations herein. Upon Fiserv's request, Client shall provide Fiserv with a copy of each such Customer agreement.
          (iii) Fiserv shall have the right to each Customer's performance and observance of the obligations and limitations set forth in the agreements between Client and Customers. Fiserv shall be a third party beneficiary of each agreement between Client and Customers.
          (iv) Client agrees that in its dealings with Customers, Client will not make any representation or warranties in the name of Fiserv concerning the Merchant Capture Solution.

     c. ImageStream IRD Print Services: Client elects to use IRD Print Services for the purpose of converting original checks to "Substitute Checks" for deposit. This service consists of an image quality assessment of the image file, routing of the image file to the print destination, printing of Substitute Checks including all consumables such as toner and paper, and printing and verification of the detail list(s) and cash letter. To achieve required integrated services, IRDs may then be processed into the Client's POD Capture Services.

     d. Maintenance Services. Maintenance Services for Branch Capture Software and the Merchant Capture Solution (collectively, "Products") shall consist of the services set forth in this paragraph. Fiserv shall provide Client with upgrades and changes to the Products designed or developed by Fiserv or its licensors and released generally to its other customers that pay for such maintenance services. Fiserv reserves the right to make changes in operating procedures, program language, file structures, access techniques, general purpose programs, data storage requirements, input and output formats, report formats, types of hardware supported, throughput, and other related programming and documentation improvements required to maintain the currency of the Product. As part of these services, Fiserv will provide Client the changes with written instructions concerning implementation. It is understood and agreed that Fiserv's provision of upgrades and changes under this paragraph does not include providing new product to Client which may result from rewriting the Product. Fiserv alone shall determine whether work product related to the Product constitutes new product as a result of a complete rewrite (which is not provided to Client hereunder) or an improvement or enhancement of the Product which is included as part of maintenance services.

Westsound Bank                         6                           [FISERV LOGO]

                                                                       Exhibit C

                            EFT SERVICES

Fiserv Solutions, Inc., a Wisconsin corporation ("Fiserv") and
WESTSOUND BANK ("Client") are executing this Exhibit C with the intention that it shall form part of the Agreement between Fiserv and Client dated July 26, 2006, as amended through the date hereof (collectively, the "Agreement").

    Client agrees with Fiserv as follows:

    1. Services. Fiserv will provide Client the EFT Services (the "EFT" Services") specified in Exhibit C-1 hereto.

    2. Network Support Services. Fiserv will provide Network Support Services (monitoring, service, and maintenance for equipment) in accordance with instructions supplied by the Client. If any or all of the communication network should fail, Fiserv or its designated agents will locate the problem and correct any malfunction not associated with equipment or circuits provided by common carriers. If the problem is located in the equipment or circuits of the common carriers, Fiserv will contact the common carriers and request that the problem be corrected. Maintenance fees incurred by Fiserv for repairs caused by faulty electrical power, inadequate physical facilities, physical abuse, or other Client-supplied or controlled factors will be reimbursed by Client.

    3. Fees. CLIENT SHALL PAY FISERV THE FEES AND OTHER CHARGES FOR THE ACCOUNT PROCESSING SERVICES SPECIFIED IN EXHIBIT C-2. THE FEES LISTED IN EXHIBIT C-2 ARE VALID FOR THE ACCOUNT PROCESSING SERVICES CLIENT CONTRACTS FOR AS OF THE DATE OF THE AGREEMENT. IF CLIENT SEEKS ADDITIONAL SERVICES FROM FISERV DURING THE TERM OF THE AGREEMENT, FISERV'S FEES THEREFOR WILL BE QUOTED TO CLIENT UPON REQUEST. FISERV AGREES TO GIVE AT LEAST 30 DAYS NOTICE TO CLIENT OF ANY CHANGES IN THE RULES AND PROCEDURES ESTABLISHED FOR PROCESSING, UNLESS SUCH CHANGES ARE CAUSED BY CHANGES MADE BY THE FEDERAL RESERVE SYSTEM OR OTHERWISE BEYOND THE CONTROL OF FISERV, NOT PERMITTING FISERV TO GIVE SUCH ADVANCE NOTICE. FISERV RESERVES THE RIGHT TO MAKE SUCH CHANGES TO THE EXHIBITS WITHOUT NOTICE AS MAY BE NECESSARY TO COVER ANY INCREASES IN FEDERAL RESERVE SYSTEM COSTS AND CHARGES OR IN OTHER COSTS AND CHARGES BEYOND FISERV'S CONTROL, INCLUDING CHANGES REQUIRED BY APPLICABLE LAW OR REGULATORY ACTIVITY. THE FEES LISTED IN EXHIBIT C-2 MAY BE CHANGED ANNUALLY EFFECTIVE EACH JANUARY 1 BEGINNING IN THE YEAR 2007 UPON 30 DAYS NOTICE TO CLIENT. EACH CHANGE SHALL BE LIMITED TO THE CHANGE IN THE U.S. DEPARTMENT OF LABOR, CONSUMER PRICE INDEX FOR ALL URBAN HOUSEHOLDS - PACIFIC NORTHWEST, PUBLISHED BY THE UNITED STATES DEPARTMENT OF LABOR, BUREAU OF LABOR STATISTICS ("CPI") FOR THE 12-MONTH PERIOD PRECEDING EACH JANUARY 1 NOT TO EXCEED 3% UNLESS THE CPI EXCEEDS 6%. ANY PERCENT OR FRACTION THEREOF ABOVE 6% WILL BE ADDED TO THE 3%. FISERV WILL DELIVER TO CLIENT THE NOTIFICATION OF THE FEE CHANGE Notwithstanding the foregoing limitations, Fiserv EFT shall have the right to bill the Client the full amount of any increases in third-party telecommunications costs, Network pass-through fees or other out-of-pocket expenses incurred on behalf of Client as of the same effective date such increases are billed to Fiserv EFT.

    4. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Client's Accounts, Fiserv shall, at its own expense, promptly recompute accounts affected by discrepancies solely caused by Fiserv computer or software systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or other third party services of Client.

     5. Reports. Fiserv will provide output reports to Client for daily, weekly, monthly, and annual transactions.

     6. Backup Records. Fiserv currently retains historical files at a location separate from the data center sufficient to recreate files for the most recent week and month-end. A daily transaction log of all Client transactions for the most recent ten business days will also be maintained at this location.

     7. Hours of Operation. The EFT Services will be available for use by Client during standard Fiserv business hours, excluding company holidays, as specified in Exhibit C-3 hereto.

     8. Performance Standards. The EFT Services shall be performed in accordance with the standards specified in Exhibit C-4 hereto.

     9. Software Modifications (a) Custom Programming. Fiserv will develop a preliminary estimate of the anticipated man hours and costs plus or minus fifty
(50) percent associated with the implementation of said change. This estimate will be returned to Client within four weeks. Written acceptance by Client to proceed with the project will be required prior to beginning the final specifications. Fiserv will assign a projected completion date to the project, provided no additional changes or modifications to the original specifications occur once the project is in development.

     (b) Regulatory Software Changes. Software changes required by government bodies will be quoted in accordance with subsection (a) above and such costs will be distributed to all clients on an equitable basis.

     (c) Major Software Enhancements. All major software enhancements will be subject to additional charges for processing and development in accordance with Exhibit C-1 hereto. Fiserv is under no obligation to upgrade its software during the term of this Agreement.

     10. Hardware. (a) Client will obtain written approval from Fiserv prior to connecting any equipment to the data communication equipment provided by Fiserv. Equipment, if any connected to the Fiserv System must be configured in a manner acceptable to Fiserv. Client agrees to pay Fiserv for the testing and acceptance of such equipment by Fiserv at its then current rates.

     (b) Client shall at all reasonable times permit the authorized personnel of Fiserv and the equipment manufacturers to have access to any Fiserv owned or leased equipment provided under this Agreement, and shall permit removal of such equipment upon termination of this Agreement.

     11. Protection of Data. Fiserv has developed an operations backup center for which Client has agreed to pay the charges indicated in Exhibit C-2. Fiserv tests the procedure periodically to ensure compliance. Copies of transactions files are maintained by Fiserv off premises in secured vaults.

     12. Regulatory Compliance. (a) Client is solely responsible for ascertaining that its use of EFT Services complies with all applicable state and federal statutory and regulatory requirements. Fiserv agrees, however, to monitor such applicable requirements, and to make changes in the EFT Services as Fiserv believes is necessary to bring the EFT Services into compliance.

     (b) Upon the written request of Client or a governmental regulatory authority, Fiserv shall make output available to such regulatory authority for purposes of audits and supervisory examinations of Client. The Client shall pay Fiserv its then current rate for any time devoted to such examination, audit, consulting, or other similar related effort.

     (c) On an annual basis, Fiserv shall engage a qualified, independent auditing firm to review and evaluate its internal control environment, in accordance with relevant AICPA audit standards (a "SAS-70 Type II" Audit). Upon completion of the engagement, a copy of the service auditor's report shall be made available to Client at Fiserv's then current rate.

     13. On-Line Security. Fiserv will provide access to the Client, after the execution of appropriate "on-line" security measures, to allow the Client to perform Cardholder maintenance on Client's data files in the Fiserv system.

     14. Network Agreement. Fiserv provides access to electronic fund transfer networks for the purpose of participating in the exchange of transactions on an inter-network basis. Client may participate in such networks subject to the following terms and conditions:

     (a) Client will enter into an agreement with each such network in which Client elects to participate, and will operate within and abide by the operating rules established by each such network, and pay any associated fees imposed by each such network; and

     (b) The clearing of transactions and reconciliation of payments will be in accordance with settlement procedures established between Fiserv and each such network.

     15. Exclusivity. Client agrees that Fiserv shall be the exclusive provider of electronic transaction services (i.e. ATM driving, ATM Cards, VISA Check or MasterCard debit cards) that are the subject of this Exhibit. During the term of this Agreement, Client agrees not to enter into any agreement with any other entity to provide EFT Services (or similar services) provided hereunder without the prior written consent of Fiserv.

     IN WITNESS WHEREOF, the parties hereto have caused this Exhibit C to the Agreement to be executed by their duly authorized representative as of the date indicated below.


FOR CLIENT:                               FOR FISERV:

WESTSOUND BANK                            FISERV SOLUTIONS, INC.
                                          DBA FISERV EFT

By: /s/ Mark Freeman                      By: /s/ Martin N. Singer
--------------------------------------    --------------------------------------

                                                  Martin N. Singer
--------------------------------------    --------------------------------------
Name                                      Name

                                                  Senior Vice President
--------------------------------------    --------------------------------------
Title                                     Title

        8/1/06                                    8/11/06
--------------------------------------    --------------------------------------
Date                                      Date

                                                                     Exhibit C-1

                              EXECUTIVE OVERVIEW

Fiserv will provide Client with the following EFT Services:

1. On-Line Host Interface. The operational environment that allows an electronic transaction to be processed against a cardholder's account.

2. ATM Driving/Monitoring. The process of providing an ATM with the on-line instructions necessary to process transactions and verifying equipment and telephone operability.

3. Networks. Those regional or national ATM associations who provide electronic access to financial transactions for cardholders of member financial institutions. Networks are as set forth in Exhibit C-2.

4. Web Connectivity. Links Client's IBM compatible PC to the Fiserv System, allowing Client to retrieve reports, retrieve transaction history, and perform network adjustments.

5. Card Management. An automated system for plastic card ordering, pin ordering, card re-issue tracking and "Hot Carding", accessible to Client via On-Line Terminal Dial-Up PC or Batch Processing.

6. Transmissions. Transactions reports and settlement information transmitted to Client's host data processing system.

7.  Business Continuity. Fiserv's disaster recovery program.

8. Telecommunications and Equipment. ATM phone line and modems relevant to driving and monitoring Client's ATMs.

9.  Conversion Date. On mutually agreed upon date by Client and Fiserv.